Exhibit 5.2

[LETTERHEAD OF MCCARTHY TÉTRAULT]

July 11, 2014

The Toronto Dominion Bank
Toronto Dominion Bank Tower
PO Box 1
Toronto-Dominion Centre
Toronto, ON M5K 1A2
Dear Mr. Sirs:

Re:	The Toronto Dominion Bank Registration Statement on Form F-3

We have acted as Ontario counsel to The Toronto Dominion Bank ("TD") in connection with the preparation and filing with the United States Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act") of TD's Registration Statement on Form F-3 (the "Registration Statement") relating to offers and sales of certain securities of TD, as described below.

The securities of TD to be qualified under the Registration Statement consist of debt securities to be issued under an indenture (the "Indenture") between TD and The Bank of New York Mellon (as successor in interest to The Bank of New York), as Trustee, dated June 30, 2006. The Indenture is expressed to be governed by the laws of the state of New York.

For the purposes of this opinion, we have examined such statutes, public and corporate records, opinions, certificates and other documents, and considered such questions of law, as we have considered relevant and necessary as a basis for the opinions hereinafter set forth. We have examined originals or copies, certified or identified to our satisfaction, of the by-laws of TD, certificates of officers of TD as to certain matters of fact and the Indenture.

In such examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photocopies or facsimiles. We have relied exclusively on the certificates referred to above with respect to the accuracy of the factual matters contained therein and have not performed any independent check or verification of such factual matters.

The opinions expressed herein are limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein.

Based and relying upon and subject to the foregoing, we are of the opinion that:

1.	The Indenture has been duly authorized by all necessary corporate action on the part of TD.

2.
When (i) duly authorized, executed and delivered on behalf of TD in accordance with the provisions of the Indenture and (ii) duly authenticated by the Trustee pursuant to the terms of the Indenture, the securities issuable under the Indenture will have been legally issued by TD.

3.
The statements in the Registration Statement under the heading “Canadian Taxation”, insofar as such statements constitute a summary of the Canadian federal income tax laws referred to therein, are a fair and accurate summary of such laws in all material respects, subject to the assumptions, limitations and qualifications stated or referred to in such Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (as it may be amended from time to time) and to the reference to our firm name under the headings ““Limitations on Enforcement of U.S. Laws Against the Bank, Our Management and Others” and "Legal Matters" in the Registration Statement, without thereby admitting that we are "experts" under the Securities Act or the rules and regulations of the Commission thereunder for the purposes of any part of the Registration Statement (as it may be amended from time to time), including this exhibit.

Yours very truly

/s/ MCCARTHY TÉTRAULT LLP